Exhibit 99.1
Kimball International CEO To Retire

JASPER, IN. — May 8, 2018 - Kimball International, Inc. (NASDAQ: KBAL) today announced that Bob Schneider has informed the Board of Directors of his plans to retire on October 31, 2018, after four years as CEO. At that time, Mr. Schneider intends to step down as Chairman of the Board but will remain a member of the Board of Directors to provide continuity during the transition, for a time period not to exceed the remainder of his current term which ends in 2020.
The Board has established a CEO search committee, composed of independent directors, which has retained a leading executive search firm to help identify and evaluate internal and external candidates to lead Kimball International into the future.
Pat Connolly, Lead Independent Director of the Board, commented, “On behalf of the entire Board, I would like to thank Bob for his over thirty years of service to the Company, and his outstanding leadership as CEO and Chairman for the last four years. Bob expertly guided Kimball International through the difficult work of becoming a single class public company, while leading us to a remarkable financial turnaround. Bob's decisive leadership, personal style, and unwavering focus led to results that exceeded both our and our shareholders' expectations.”
“The past four years have been a tremendous honor and pleasure to lead our Company in the journey to improved health and profitability, to the point where we are now ready for the next phase of growth,” stated Mr. Schneider. “I’ve always had an aspiration to retire early to allow ample time to pursue personal interests and travel. Upon becoming CEO and Chairman of the Board in 2014, I wanted to see Kimball International make the transition to a single class public company and to see the Company regain its health before considering retirement. With the support of the Board and the dedicated employees of our Company, we accomplished both within three years. Since the spin-off of the Electronics business, my focus has been on two main goals: establishing strong governance practices as a single class public company and improving the financial health of Kimball International. Our governance is excellent, and we’ve made great strides in strengthening our brands, building our team and fostering our continuous improvement culture, resulting in significant improvement in profitability and shareowner value over this period. In fiscal year 2017, we reached a higher level of return on capital than any of our public competitors. Achieving these goals prompted me last fall to begin thinking more definitively about retiring and talking with our Board about possible timing. I believe it is now time to pass the baton to the next leader of Kimball International, who will strategically lead the Company to even greater success,” noted Mr. Schneider.
“Additionally, I believe it is good governance for a CEO who is also the Chairman of the Board to step down as Chairman upon retirement, and I intend to do so in October. At that time, the Board will select a new Chairman. I believe it is also good governance to step down from the Board of Directors after a short transition period. We have a talented group of employees and an experienced and dedicated management team, which will enable a smooth transition. In addition, our Board of Directors is accomplished and engaged, and I am confident they will select a talented and visionary CEO focused on growing shareowner value and continuing our culture of strong ethics and enduring Guiding Principles,” concluded Mr. Schneider.

About Kimball International, Inc.

Kimball International, Inc. creates design driven, innovative furnishings sold through our family of brands: Kimball, National, and Kimball Hospitality. Our diverse portfolio offers solutions for the workplace, learning, healing, and hospitality environments. Dedicated to our Guiding Principles, our values and integrity are evidenced by public recognition as a highly trusted company and an employer of choice.  “We Build Success” by establishing long-term relationships with customers, employees, suppliers, shareowners and the communities in which we operate.  To learn more about Kimball International, Inc. (NASDAQ: KBAL), visit www.kimballinternational.com.